Calculation of Filing Fee Tables
S-8
Wave Life Sciences Ltd.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares, no par value per share, underlying Inducement Options	Other	300,000	$ 5.94	$ 1,782,000.00	0.0001381	$ 246.09
Total Offering Amounts:						$ 1,782,000.00		$ 246.09
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 246.09
Offering Note
[1]	(1) The number of ordinary shares of the Registrant ("Ordinary Shares") stated above consists of 300,000 shares issuable upon the exercise of share options (the "Inducement Options") granted to a new employee pursuant to the Non-qualified Share Option Agreement dated as of May 27, 2025 by and between the Registrant and the new employee (the "Inducement Option Agreement"). The maximum number of shares which may be sold upon the exercise of the Inducement Options is subject to adjustment in accordance with certain anti-dilution and other provisions of the Inducement Option Agreement. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional Ordinary Shares that become issuable under the Inducement Option Agreement by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant's outstanding Ordinary Shares. (2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The offering price per share and the aggregate offering price for shares issuable upon the exercise of the Inducement Options are based upon $5.94, which is the exercise price for the Inducement Options.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A